PROSPECTUS Dated November 14, 2005                   Pricing Supplement No. 2 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-129243
Dated November 14, 2005                                  Dated December 21, 2005
                                                                  Rule 424(b)(2)

                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES G
                  Peso Fixed Rate Senior Bearer Notes Due 2015

                                --------------

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G Fixed Rate Senior Bearer Notes Due 2015, which we refer to as the "notes", prior to the maturity date thereof other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     Application will be made for the notes described herein to be admitted to listing on the Official List of the United Kingdom Financial Services Authority, the United Kingdom competent authority for the purposes of Directive 2003/71/EC (the "Prospectus Directive") and relevant implementing measures in the United Kingdom and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted. Morgan Stanley accepts responsibility for the information contained in this document, which, when read together with the base prospectus dated 14 November 2005 in respect of the U.S. $30,950,247,613 Program for the Issuance of Global Medium-Term Notes, Series G of Morgan Stanley (the "Base Prospectus"), contains all information that is material in the context of the issuance of the notes.

     This document constitutes the pricing supplement relating to the issuance of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:         MXN 1,250,000,000

Maturity Date:            December 28, 2015; provided that if such day is not a
                          business day, the maturity date will be the next succeeding business day, unless that succeeding business day would fall in the next calendar month, in which case the maturity date will be the immediately preceding business day.

Settlement Date
  (Original Issue Date):  December 27, 2005

Interest Accrual
   Date:                  December 27, 2005

Issue Price:              100%

Proceeds to Company:      100%

Specified Currency:       Mexican Peso ("MXN")

Redemption Percentage
  at Maturity:            100%

Interest Rate:            8.44% per annum (calculated on an actual/360 day count
                          basis)

Maximum Interest Rate:    N/A

Minimum Interest
  Rate:                   N/A

Initial Redemption
  Date:                   N/A

Initial Redemption
  Percentage:             N/A

Annual Redemption
  Percentage Reduction:   N/A

Optional Redemption
  Date:                   N/A

Interest Payment Dates:   Each June 28 and December 28, commencing June 28,
                          2006; provided that if any interest payment date
                          (including the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day. If any interest payment date is so adjusted, there will be corresponding adjustments made to the affected interest accrual periods.

Interest Payment
  Period:                 Semi-Annual

Business Day:             Mexico City and New York

Agent:                    Morgan Stanley & Co. International Limited

Denomination:             MXN 1,000,000

Common Code:              023737132

ISIN:                     XS0237371322

Indeval Code:             D2 MS322 151228 0001

Other Provisions:         None


         Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

     The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is solely Morgan Stanley's responsibility and has not been reviewed or authorized by the Mexican National Banking and Securities Commission (Comision Nacional Bancaria y de Valores or "CNBV"). The notes have not been registered with the Securities Section (Seccion de Valores) of the National Securities Registry, and therefore the notes may not be publicly offered or sold in Mexico. Any Mexican investor that acquires notes will do so under its own responsibility. In making an investment decision, all investors, regardless of their nationality and expertise, must rely on their own examination of Morgan Stanley.

Ratings

     As senior debt securities of Morgan Stanley, the notes carry the following ratings:

                   Moody's Investors Service (1)              Aa3
                   Fitch Ratings (2)                          AA-
                   Standard & Poor's                          A+

     (1) On April 5, 2005, Moody's Investors Service changed the outlook on the Company's senior debt ratings from Stable to Negative.
     (2) On April 11, 2005, Fitch Ratings placed the Company's senior debt ratings on Rating Watch Negative.

     The ratings listed above reflect only the views of the respective rating agencies listed above, and are not recommendations to buy, sell or hold securities of the Company. The ratings assigned by the rating agencies listed above are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.